UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

PHARMACYCLICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PHARMACYCLICS, INC.
995 East Arques Avenue
Sunnyvale, California 94085

SUPPLEMENT TO
PROXY STATEMENT DATED APRIL 8, 2014
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2014
__________________________

Pharmacyclics, Inc. (the “Company”) has previously sent to its stockholders proxy materials in connection with the solicitation of proxies for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 8, 2014, including the Company’s Proxy Statement dated April 8, 2014 (the “Proxy Statement”), which contains important information about the matters to be acted upon at the Annual Meeting. Such matters include, among others, the approval of the Company’s 2014 Equity Incentive Award Plan (the “2014 Plan”) attached as Appendix A to the Proxy Statement. The Company’s 2004 Incentive Award Plan (the “2004 Plan”) is set to expire on September 17, 2014 and without stockholder approval of the 2014 Plan to replace the 2014 Plan, the Company will be unable to issue incentive compensation to the Company’s officers, directors and employees following the expiration of the 2004 Plan.

After further review and consideration, the Company’s Board of Directors has modified the Company’s 2014 Plan, attached as Appendix A to the Proxy Statement, to reduce the maximum number of shares of the Company’s common stock that may be issued thereunder by 1,800,000 shares, thereby only including the rollover common stock from the Company’s 2004 Plan. The Board of Directors modified the Company’s 2014 Plan as follows to delete the first clause in Article 4.1 and revised the numbers accordingly, as marked below:

4.1 Number of Shares.   Subject to adjustment as provided in Sections 4.2 and 4.3, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) ~~1,800,000 shares, plus (ii)~~ the number of shares of common stock of the Company which remain available for grants of options or other awards under the Prior Plan as of the Effective Date, plus ~~(iii)~~  (ii) the number of Shares that, after the Effective Date, would again become available for issuance pursuant to the reserved share replenishment provisions of the Prior Plan as a result of, stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or, as a result of restricted stock being forfeited to the Company or repurchased by the Company pursuant to the terms of the agreements governing such shares, plus ~~(iv)~~ (iii) the number of Shares, that are forfeited under the Prior Plan, other than Shares described in Section 4.1~~(ii)~~ (i) and 4.1~~(iii)~~ (ii) above. The share replenishment provisions of the two immediately preceding Sections 4.1~~(iii)~~ (ii) and 4.1~~(iv)~~ (iii) shall be effective regardless of whether the Prior Plan has terminated or remains in effect. Outstanding Options under the Pharmacyclics, Inc. 1995 Stock Option Plan that expired unexercised will be taken into account. Notwithstanding the foregoing, in order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be 5,000,000, as adjusted under Sections 4.2 and 4.3.

As a result of the amendment described herein, there will be no increase in the number of shares available for issuance in respect of equity awards that will be effected by approval of the Company’s 2014 Plan.

The Company intends to present the Company’s 2014 Plan, as amended as described above, to stockholders for approval at the Annual Meeting.

The Company’s Board of Directors recommends a vote “FOR” approval of the Company’s 2014 Equity Incentive Award Plan, as amended as described above.

If a stockholder has voted or hereafter votes his, her or its shares by proxy for the approval of the Company’s 2014 Plan, such vote will constitute a vote for the approval of the Company’s 2014 Plan, as amended as described above.

If a stockholder has already voted his, her or its shares by proxy and wishes to change his, her or its vote, such stockholder may revoke his, her or its proxy at any time before voting takes place at the Annual Meeting. A stockholder may revoke his, her or its proxy by:

•	submitting a new, proper proxy dated later than the date of the revoked proxy;
•
delivering, no later than 5:00 p.m., Eastern Time, on Wednesday, May 7, 2014, written notice of revocation to the Company’s Corporate Secretary, Pharmacyclics, Inc., 995 East Arques Avenue, Sunnyvale, California 94085; or

•	attending the Annual Meeting and voting in person.

A stockholder’s attendance alone will not revoke his, her or its proxy. To change his, her or its vote, a stockholder must also vote in person at the Annual Meeting. If a stockholder instructs a broker to vote his, her or its shares, such stockholder must follow his, her or its broker’s directions for changing those instructions.

This Supplement is first being released to stockholders on or about April 25, 2014. This Supplement to the Proxy Statement should be read together with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By	Order of the Board of Directors,

/s/ Robert W. Duggan

Robert W. Duggan
Chairman of the Board and Chief Executive Officer